Exhibit 23.3
CONSENT OF ERNST & YOUNG - INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Incentive Award Plan and the 2009 Employment Commencement Incentive Plan of Intuitive Surgical, Inc. of our reports dated February 3, 2014, with respect to the consolidated financial statements and schedule of Intuitive Surgical, Inc. and the effectiveness of internal control over financial reporting of Intuitive Surgical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Francisco, California
May 1, 2015